Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Record Third Quarter 2023 Financial Results

•	Third Quarter 2023 Revenues of $893.3 Million, Up 15% Compared to $775.9 Million in Prior Year Quarter

•	Third Quarter 2023 EPS of $2.34, Up 9% Compared to $2.15 in Prior Year Quarter

•	Company Raises Lower End of Revenue and EPS Guidance Ranges for Full Year 2023

Washington, D.C., October 26, 2023 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the third quarter ended September 30, 2023.

Third quarter 2023 revenues of $893.3 million increased $117.4 million, or 15.1%, compared to revenues of $775.9 million in the prior year quarter. Excluding the estimated positive impact from foreign currency translation (“FX”), revenues increased $105.4 million, or 13.6%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand in the Corporate Finance & Restructuring, Forensic and Litigation Consulting, Strategic Communications and Technology segments. Net income of $83.3 million compared to $77.3 million in the prior year quarter. The increase in net income was due to higher revenues, which was partially offset by an increase in direct compensation, which includes the impact of a 7.8% increase in billable headcount, higher selling, general and administrative (“SG&A”) expenses, a higher effective tax rate and a decline in FX remeasurement gains compared to the prior year quarter. Adjusted EBITDA of $118.7 million, or 13.3% of revenues, compared to $99.0 million, or 12.8% of revenues, in the prior year quarter. Third quarter 2023 earnings per diluted share (“EPS”) of $2.34 compared to $2.15 in the prior year quarter.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “This quarter we, yet again, delivered record revenues and earnings, reflecting our multi-year commitment to attract and develop the best professionals and, in turn, support their commitment to deliver for our clients as they face their greatest opportunities and challenges.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $106.7 million for the quarter ended September 30, 2023 compared to $128.3 million for the quarter ended September 30, 2022. The year-over-year decrease in net cash provided by operating activities was primarily due to cash collections not keeping pace with the increase in revenues and not sufficiently offsetting the increase in salaries and other employee cash compensation, largely related to headcount growth, as well as higher operating expenses.

Cash and cash equivalents of $201.1 million at September 30, 2023 compared to $327.0 million at September 30, 2022 and $203.5 million at June 30, 2023. Total debt, net of cash and short-term investments, of $59.4 million at September 30, 2023 compared to ($10.8) million at September 30, 2022 and $137.2 million at June 30, 2023. The sequential decrease in total debt, net of cash and short-term investments, was primarily due to the repayment of the $315.8 million principal amount of the Company’s 2.0% convertible senior notes due 2023 at maturity, which was partially offset by an increase in net borrowings of $285.0 million under the Company’s senior secured bank revolving credit facility.

There were no share repurchases during the quarter ended September 30, 2023. As of September 30, 2023, approximately $460.7 million remained available for common stock repurchases under the Company’s stock repurchase program.

Third Quarter 2023 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $65.5 million, or 23.2%, to $347.6 million in the quarter compared to $282.0 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $62.5 million, or 22.2%, compared to the prior year quarter. The increase in revenues was primarily due to higher realized bill rates and demand for restructuring and business transformation & strategy services, as well as an increase in success fees. Adjusted Segment EBITDA of $68.1 million, or 19.6% of segment revenues, compared to $53.5 million, or 19.0% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by higher compensation, which includes the impact of a 9.8% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $22.8 million, or 15.9%, to $166.1 million in the quarter compared to $143.3 million in the prior year quarter. The increase in revenues was primarily due to higher demand for investigations, data & analytics and construction solutions services. Adjusted Segment EBITDA of $21.5 million, or 12.9% of segment revenues, compared to $16.2 million, or 11.3% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation and higher SG&A expenses compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment increased $0.7 million, or 0.4%, to $193.9 million in the quarter compared to $193.2 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues decreased $3.5 million, or 1.8%, compared to the prior year quarter. The decrease in revenues was due to a decline in non-merger and acquisition (“M&A”)-related antitrust revenues, which was partially offset by an increase in international arbitration and M&A-related antitrust revenues. Adjusted Segment EBITDA of $27.8 million, or 14.3% of segment revenues, compared to $32.9 million, or 17.0% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher SG&A expenses, which was partially offset by lower compensation compared to the prior year quarter.

Technology

Revenues in the Technology segment increased $13.9 million, or 16.4%, to $98.9 million in the quarter compared to $84.9 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $12.5 million, or 14.7%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for investigations and litigation services, which was partially offset by lower demand for M&A-related “second request” services. Adjusted Segment EBITDA of $14.9 million, or 15.0% of segment revenues, compared to $13.2 million, or 15.6% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 14.8% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment increased $14.4 million, or 19.9%, to $86.8 million in the quarter compared to $72.4 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $12.1 million, or 16.7%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for corporate reputation and public affairs services. Adjusted Segment EBITDA of $13.5 million, or 15.5% of segment revenues, compared to $12.9 million, or 17.9% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 6.2% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Health Solutions Practice Realignment

Effective July 1, 2023, FTI Consulting modified the composition of two of the Company’s reportable segments to reflect changes in how FTI Consulting operates its business. The Company transferred 127 billable professionals from the health solutions practice within the Forensic and Litigation Consulting segment who focus on business transformation services in the healthcare and life sciences sector to the business transformation & strategy practice in the Corporate Finance & Restructuring segment. This change aligns this group of professionals with the broader business transformation capabilities within the Corporate Finance & Restructuring segment. Eighty-three billable professionals who focus on advisory and managed care services within the health solutions practice remained in the Forensic and Litigation Consulting segment. Prior period Corporate Finance & Restructuring and Forensic and Litigation Consulting segment financial information presented in the following Financial Tables has been reclassified to conform to the current period presentation.

2023 Guidance

The Company is raising the lower end of its full year 2023 guidance ranges for revenues and EPS. The Company now estimates revenues for full year 2023 will range between $3.350 billion and $3.400 billion, which compares to the prior range of between $3.330 billion and $3.400 billion. The Company now estimates EPS for full year 2023 will range between $6.70 and $7.20, which compares to the prior range of between $6.50 and $7.20. The Company does not currently expect Adjusted EPS to differ from EPS.

Third Quarter 2023 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss third quarter 2023 financial results at 9:00 a.m. Eastern Time on Thursday, October 26, 2023. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 8,000 employees located in 31 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $3.03 billion in revenues during fiscal year 2022. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by (used in) operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, initiatives, projections, prospects, policies and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, environmental, social and governance (“ESG”)-related issues, climate change-related matters, scientific and technological developments, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our actual financial results, performance or achievements and outcomes could differ materially from those expressed in, or implied by, any forward-looking statements. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Any references to standards of measurement and performance made regarding our climate change-, ESG- or other sustainability-related plans, goals, commitments, intentions, aspirations, forecasts or projections, or expectations are developing and based on assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations, intentions, aspirations, beliefs, goals, estimates, forecasts and projections, including any that are ESG- or sustainability-related, will result or be achieved. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of the COVID-19 pandemic or any future public health crisis, and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2023	2022
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$201,148	$491,688
Accounts receivable, net	1,207,016	896,153
Current portion of notes receivable	32,095	27,292
Prepaid expenses and other current assets	126,967	95,469

Total current assets	1,567,226	1,510,602
Property and equipment, net	164,922	153,466
Operating lease assets	202,505	203,764
Goodwill	1,226,356	1,227,593
Intangible assets, net	19,233	25,514
Notes receivable, net	73,673	55,978
Other assets	64,911	64,490

Total assets	$3,318,826	$3,241,407

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$170,518	$173,953
Accrued compensation	481,007	541,892
Billings in excess of services provided	57,006	53,646

Total current liabilities	708,531	769,491
Long-term debt, net	285,000	315,172
Noncurrent operating lease liabilities	217,755	221,604
Deferred income taxes	157,724	162,374
Other liabilities	85,321	91,045

Total liabilities	1,454,331	1,559,686

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 35,510 (2023) and 34,026 (2022)	355	340
Additional paid-in capital	9,712	—
Retained earnings	2,033,132	1,858,103
Accumulated other comprehensive loss	(178,704)	(176,722)

Total stockholders’ equity	1,864,495	1,681,721

Total liabilities and stockholders’ equity	$3,318,826	$3,241,407

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended September 30,
	2023	2022

	(Unaudited)
Revenues	$893,261	$775,865

Operating expenses
Direct cost of revenues	598,804	526,654
Selling, general and administrative expenses	186,088	159,186
Amortization of intangible assets	1,340	2,315

	786,232	688,155

Operating income	107,029	87,710

Other income (expense)
Interest income and other	5,147	7,771
Interest expense	(4,474)	(2,378)

	673	5,393

Income before income tax provision	107,702	93,103
Income tax provision	24,385	15,836

Net income	$83,317	$77,267

Earnings per common share—basic	$2.44	$2.29

Weighted average common shares outstanding—basic	34,128	33,812

Earnings per common share—diluted	$2.34	$2.15

Weighted average common shares outstanding—diluted	35,656	35,918

Other comprehensive loss, net of tax
Foreign currency translation adjustments, net of tax expense of $0	$(18,228)	$(48,475)

Total other comprehensive loss, net of tax	(18,228)	(48,475)

Comprehensive income	$65,089	$28,792

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Nine Months Ended September 30,
	2023	2022

	(Unaudited)
Revenues	$2,564,558	$2,254,477

Operating expenses
Direct cost of revenues	1,740,407	1,539,838
Selling, general and administrative expenses	556,672	476,097
Amortization of intangible assets	4,939	7,320

	2,302,018	2,023,255

Operating income	262,540	231,222

Other income (expense)
Interest income and other	3,221	10,418
Interest expense	(10,435)	(7,468)

	(7,214)	2,950

Income before income tax provision	255,326	234,172
Income tax provision	62,067	46,156

Net income	$193,259	$188,016

Earnings per common share—basic	$5.75	$5.57

Weighted average common shares outstanding—basic	33,599	33,741

Earnings per common share—diluted	$5.43	$5.25

Weighted average common shares outstanding—diluted	35,599	35,825

Other comprehensive loss, net of tax
Foreign currency translation adjustments, net of tax expense of $0	$(1,982)	$(95,345)

Total other comprehensive loss, net of tax	(1,982)	(95,345)

Comprehensive income	$191,277	$92,671

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended September 30, 2023 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$83,317
Interest income and other							(5,147)
Interest expense							4,474
Income tax provision							24,385

Operating income	$64,633	$19,708	$26,293	$11,481	$12,503	$(27,589)	$107,029
Depreciation and amortization	2,414	1,548	1,463	3,392	882	680	10,379
Amortization of intangible assets	1,047	224	—	—	69	—	1,340

Adjusted EBITDA	$68,094	$21,480	$27,756	$14,873	$13,454	$(26,909)	$118,748

Nine Months Ended September 30, 2023 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$193,259
Interest income and other							(3,221)
Interest expense							10,435
Income tax provision							62,067

Operating income	$154,724	$63,881	$73,017	$39,803	$32,464	$(101,349)	$262,540
Depreciation and amortization	6,657	4,349	4,455	10,523	2,570	1,372	29,926
Amortization of intangible assets	4,069	631	—	—	239	—	4,939

Adjusted EBITDA	$165,450	$68,861	$77,472	$50,326	$35,273	$(99,977)	$297,405

Three Months Ended September 30, 2022 (Unaudited)	Corporate Finance & Restructuring (1)	Forensic and Litigation Consulting (1)	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$77,267
Interest income and other							(7,771)
Interest expense							2,378
Income tax provision							15,836

Operating income	$49,865	$14,653	$31,674	$9,833	$12,155	$(30,470)	$87,710
Depreciation and amortization	1,745	1,280	1,239	3,380	629	676	8,949
Amortization of intangible assets	1,909	242	—	—	163	1	2,315

Adjusted EBITDA	$53,519	$16,175	$32,913	$13,213	$12,947	$(29,793)	$98,974

Nine Months Ended September 30, 2022 (Unaudited)	Corporate Finance & Restructuring (1)	Forensic and Litigation Consulting (1)	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$188,016
Interest income and other							(10,418)
Interest expense							7,468
Income tax provision							46,156

Operating income	$154,416	$41,646	$72,056	$25,005	$37,623	$(99,524)	$231,222
Depreciation and amortization	5,231	4,083	3,698	9,935	1,962	2,136	27,045
Amortization of intangible assets	6,036	735	—	—	548	1	7,320

Adjusted EBITDA	$165,683	$46,464	$75,754	$34,940	$40,133	$(97,387)	$265,587

(1)

Effective July 1, 2023, Corporate Finance & Restructuring and Forensic and Litigation Consulting segment information for the prior periods has been recast in this press release to include the reclassification of the portion of the Company’s health solutions practice in the Forensic and Litigation Consulting segment to the Company’s business transformation & strategy practice within the Corporate Finance & Restructuring segment.

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount

	(in thousands)					(at period end)
Three Months Ended September 30, 2023 (Unaudited)
Corporate Finance & Restructuring	$347,560	$68,094	19.6%	60%	$514	2,251
Forensic and Litigation Consulting	166,137	21,480	12.9%	57%	$388	1,503
Economic Consulting	193,866	27,756	14.3%	65%	$559	1,085
Technology (1)	98,860	14,873	15.0%	N/M	N/M	629
Strategic Communications (1)	86,838	13,454	15.5%	N/M	N/M	1,010

	$893,261	$145,657	16.3%			6,478

Unallocated Corporate		(26,909)

Adjusted EBITDA		$118,748	13.3%

Nine Months Ended September 30, 2023 (Unaudited)
Corporate Finance & Restructuring	$981,124	$165,450	16.9%	59%	$492	2,251
Forensic and Litigation Consulting	488,636	68,861	14.1%	58%	$384	1,503
Economic Consulting	565,283	77,472	13.7%	67%	$533	1,085
Technology (1)	286,922	50,326	17.5%	N/M	N/M	629
Strategic Communications (1)	242,593	35,273	14.5%	N/M	N/M	1,010

	$2,564,558	$397,382	15.5%			6,478

Unallocated Corporate		(99,977)

Adjusted EBITDA		$297,405	11.6%

Three Months Ended September 30, 2022 (Unaudited)
Corporate Finance & Restructuring (2)	$282,029	$53,519	19.0%	61%	$445	2,050
Forensic and Litigation Consulting (2)	143,289	16,175	11.3%	53%	$360	1,464
Economic Consulting	193,183	32,913	17.0%	67%	$579	998
Technology (1)	84,915	13,213	15.6%	N/M	N/M	548
Strategic Communications (1)	72,449	12,947	17.9%	N/M	N/M	951
	$775,865	$128,767	16.6%			6,011

Unallocated Corporate		(29,793)

Adjusted EBITDA		$98,974	12.8%

Nine Months Ended September 30, 2022 (Unaudited)
Corporate Finance & Restructuring (2)	$841,804	$165,683	19.7%	62%	$448	2,050
Forensic and Litigation Consulting (2)	432,054	46,464	10.8%	55%	$355	1,464
Economic Consulting	523,201	75,754	14.5%	70%	$506	998
Technology (1)	243,181	34,940	14.4%	N/M	N/M	548
Strategic Communications (1)	214,237	40,133	18.7%	N/M	N/M	951

	$2,254,477	$362,974	16.1%			6,011

Unallocated Corporate		(97,387)

Adjusted EBITDA		$265,587	11.8%

N/M	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

(2)

Effective July 1, 2023, Corporate Finance & Restructuring and Forensic and Litigation Consulting segment information for the prior periods has been recast in this press release to include the reclassification of the portion of the Company’s health solutions practice in the Forensic and Litigation Consulting segment to the Company’s business transformation & strategy practice within the Corporate Finance & Restructuring segment.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2023	2022

	(Unaudited)
Operating activities
Net income	$193,259	$188,016
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	29,926	27,045
Amortization of intangible assets	4,939	7,320
Acquisition-related contingent consideration	4,263	863
Provision for expected credit losses	21,347	13,101
Share-based compensation	21,412	18,491
Amortization of debt issuance costs and other	1,722	1,588
Deferred income taxes	(4,602)	(9,140)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(333,713)	(251,280)
Notes receivable	(22,600)	838
Prepaid expenses and other assets	(3,252)	(3,066)
Accounts payable, accrued expenses and other	(8,895)	21,936
Income taxes	(347)	3,940
Accrued compensation	(65,394)	(67,763)
Billings in excess of services provided	3,410	7,672

Net cash used in operating activities	(158,525)	(40,439)

Investing activities
Payments for acquisition of businesses, net of cash received	—	(6,742)
Purchases of property and equipment and other	(43,224)	(38,935)
Purchase of short-term investment	(24,356)	—

Net cash used in investing activities	(67,580)	(45,677)

Financing activities
Borrowings under revolving line of credit	725,000	165,000
Repayments under revolving line of credit	(440,000)	(165,000)
Repayment of convertible notes	(315,763)	—
Purchase and retirement of common stock	(20,982)	(23,530)
Share-based compensation tax withholdings and other	(14,003)	(15,663)
Payments for business acquisition liabilities	(3,651)	(4,848)
Deposits and other	2,319	7,092

Net cash used in financing activities	(67,080)	(36,949)

Effect of exchange rate changes on cash and cash equivalents	2,645	(44,373)

Net decrease in cash and cash equivalents	(290,540)	(167,438)
Cash and cash equivalents, beginning of period	491,688	494,485

Cash and cash equivalents, end of period	$201,148	$327,047